Exhibit 99.1

Analyst Contact:	Greg Slome
Sparton Corporation
Email: gslome@sparton.com
Office: (847) 762-5812

Media Contact:	Mike Osborne
Sparton Corporation
Email: mosborne@sparton.com
Office: (847) 762-5814

Investor Contact:	John Nesbett/Jennifer Belodeau
Institutional Marketing Services
Email: jnesbett@institutionalms.com
Office: (203) 972-9200

FOR IMMEDIATE RELEASE

Sparton Announces Board of Director Change

SCHAUMBURG, Ill. – August 4, 2011 – Sparton Corporation (NYSE: SPA) today announced that Mr. William I. Noecker notified the Company that he does not intend to stand for re-election at the 2011 annual meeting of shareholders. Mr. Noecker is currently a member of the Company’s Audit Committee.

Mr. Noecker has served on the board of directors since 1999 and is the Chairman of Brasco International Inc., an aluminum fabricator located in Detroit, Michigan. Previously, Mr. Noecker served as President of International Extrusions Inc. for nine years and is a Certified Public Accountant in the State of Michigan.

“As the Company continues to evolve, I feel now is the right time to step away to concentrate on my other endeavors,” said Mr. Noecker. “I am very pleased with the success of the Company’s turnaround actions. Sparton is positioned for a successful future as the Company implements its strategic growth plan.”

David Molfenter, Chairman of the Board commented, “We’d like to thank Bill for his 13 years of service to Sparton and wish him well. His historical knowledge of Sparton and its operations, as well as his extensive experience with respect to financial and executive management matters, provided important insight to the Board.”

“We appreciate the guidance Bill has given us over the years and are pleased with the progress the Company has made recently,” said Cary Wood, President and CEO, Sparton Corp. “His experiences related to running his own company, coupled with his historical perspective of Sparton, were important as we implemented the turnaround actions and developed the Company’s strategic growth plan.”

The Board of Directors has commenced a search for a director to fill the vacancy on the Board.

About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 111th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, and field service. The primary market classifications served are Navigation & Exploration, Defense & Security, Medical, and Complex Systems. Headquartered in Schaumburg, IL, Sparton currently has five manufacturing locations worldwide. Sparton’s Web site may be accessed at http://www.sparton.com.

Safe Harbor and Fair Disclosure Statement

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in Sparton’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in Sparton’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.

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